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                                                                     EXHIBIT 4.8


                          TOREADOR ROYALTY CORPORATION

                      NON-QUALIFIED STOCK OPTION AGREEMENT


         THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), made and entered into as of this 8th day of September, 1994, by and between Toreador Royalty Corporation, a Delaware corporation (the "Company"), and
_________________________ ("Optionee");

                              W I T N E S S E T H:

         WHEREAS, Optionee is an independent petroleum engineer and provides consulting services ("Services") to the Company in such capacity; and

         WHEREAS, the Company desires to extend to Optionee the opportunity to acquire Common Stock as an added incentive for Optionee to continue providing Services to the Company and to advance the interests of the Company; and

         WHEREAS, the Board of Directors of the Company has authorized and approved the grant of non-qualified stock options to Optionee subject to the terms and conditions herein provided; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Grant of Option and Option Period. The Company hereby grants to Optionee as of the date of this Agreement (the "Grant Date"), subject to the provisions of Section 2 hereof and as hereinafter set forth, an option (the "Option") to purchase 10,000 shares of Common Stock, par value $.15625 per share, of the Company ("Common Stock") at the price of $3.25 per share, at any time or (with respect to partial exercises) from time to time during a period commencing on the first anniversary of the Grant Date and ending on September 8, 2004 (the "Option Period"), provided that the number of shares purchasable hereunder in any period or periods of time during which the Option is exercised shall be limited as follows:

                 (a) only 33 1/3% of such shares (if a fractional number, then the next lower whole number) are purchasable, in whole at any time or in part from time to time, commencing September 8, 1995, if Optionee provides Services to the Company until that date;

                 (b) an additional 33 1/3% of such shares (if a fractional number, then the next lower whole number) are purchasable, in whole at any time or in part from time to time, commencing September 8, 1996, if Optionee provides Services to the Company until that date;
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                 (c)      the remainder of such shares are purchasable, in
         whole at any time or in part from time to time, commencing September 8, 1997, if Optionee provides Services to the Company until that date.

         2. Termination of Service. Any provision of Section 1 hereof to the contrary notwithstanding:

                 (a) If Optionee ceases to provide Services to the Company on account of Optionee's fraud, dishonesty or intentional misrepresentation, then the Option shall automatically terminate and be of no further force or effect as of the date Optionee ceases to provide Services to the Company;

                 (b) If Optionee shall die during the Option Period while providing Services to the Company, the Option may be exercised, to the extent that Optionee was entitled to exercise it at the date of Optionee's death, within one year after such death (if otherwise within the Option Period), but not thereafter, by the executor or administrator of the estate of Optionee or by the person or persons who shall have acquired the Option directly from Optionee by bequest or inheritance; and

                 (c) If Optionee ceases to provide Services to the Company for any reason (other than the circumstances specified in paragraphs
         (a) and (b) of this Section 2) within the Option Period, the Option may be exercised, to the extent Optionee was able to do so at the date of termination of Services, within three (3) months after such termination (if otherwise within the Option Period), but not thereafter.

         3. Exercise During Service. Except as provided in Section 2 hereof, the Option may not be exercised unless Optionee is at the time of exercise providing Services to the Company.

         4. Exercise of Option. The Option may be exercised by written notice signed by Optionee and delivered to the Secretary of the Company or sent by United States registered or certified mail, postage prepaid, addressed to the Company (to the attention of its Secretary) at its corporate office in Dallas, Texas. Such notice shall state the number of shares as to which the Option is exercised and shall be accompanied by the full amount of the purchase price of such shares, in cash or by check. Any such notice shall be deemed given on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as above-stated, or, in the case of hand delivery, on the date of receipt thereof by the Secretary of the Company. In the event of Optionee's death, the executor or administrator of Optionee's estate (or anyone who shall have acquired the Option by will or pursuant to the laws of descent and distribution) may exercise the Option in accordance with the provisions of this Agreement.

         5. Delivery of Certificates Upon Exercise of the Option. Delivery of a certificate or certificates representing the purchased shares of Common Stock shall be made promptly after receipt of notice of exercise and payment of the purchase price. If the Company so elects, it





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obligation to deliver shares of Common Stock upon the exercise of the Option shall be conditioned upon its receipt from the person exercising the Option of an executed investment letter, in form and content satisfactory to the Company and its legal counsel, evidencing the investment intent of such person and such other matters as the Company may reasonably require. It the Company so elects, the certificate or certificates representing the shares of Common Stock issued upon exercise of the Option shall bear a legend in substantially the following form:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED THEREUNDER OR UNLESS THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT REGISTRATION THEREUNDER IS NOT REQUIRED.

         6. Adjustments Upon Changes in Common Stock. In the event that before delivery by the Company of all the shares in respect of which the Option is granted, the Company shall have effected a Common Stock split or dividend payable in Common Stock, or the outstanding Common Stock of the Company shall have been combined into a smaller number of shares, the shares still subject to the Option shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the purchase price per share shall be decreased or increased so that the aggregate purchase price for all the then optioned shares shall remain the same as immediately prior to such split, dividend or combination. In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation, separation or reorganization, including a merger, consolidation or sale of assets, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares still subject to the Option. The provisions of this Section 6 shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

         7. Transferability. The Option evidenced hereby is not transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended, and during the lifetime of Optionee is exercisable only by Optionee.

         8. Applicable Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Texas except to the extent preempted by Federal law.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                          The "Company"

                                          TOREADOR ROYALTY CORPORATION



                                          By:
                                               --------------------------------
                                               Peter R. Vig, Chairman and
                                               Chief Executive Officer

                                          "Optionee"




                                          -------------------------------------

                                          -----------------





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                          TOREADOR ROYALTY CORPORATION
                            530 PRESTON COMMONS WEST
                               8117 PRESTON ROAD
                              DALLAS, TEXAS  75225

                                  May 15, 1995



c/o Toreador Royalty Corporation
530 Preston Commons West
8117 Preston Road
Dallas, Texas  75225

         Re:     Amendment to Non-Qualified Stock Option Agreement

Dear             :
     ------------

         Reference is made to that certain Non-Qualified Stock Option Agreement (the "Agreement") dated as of September 8, 1994, between you and Toreador Royalty Corporation (the "Company"). The Board of Directors of the Company has authorized an amendment to the Agreement to allow for accelerated vesting of options granted under the Agreement upon the occurrence of a change in control of the Company.

         Accordingly, the Agreement is hereby amended effective as of April 25, 1995 by deleting Section 6 in its entirety and inserting in its place a new
Section 6 which shall be and read as follows:

         6. Adjustments Upon Changes in Capitalization, Merger, Etc. In the event that, before delivery by the Company of all of the shares of Common Stock in respect of which this Option has been granted the Company shall have effected a split of the Common Stock, a dividend payable in Common Stock or combination of Common Stock into a smaller number of shares, the shares still subject to Option shall be increased or decreased proportionately and the purchase price per share shall be decreased or increased proportionately so that the aggregate purchase price for all of the shares then subject to the Option shall remain the same as immediately prior to such split, dividend or combination.

         In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation or sale of assets) of the Company, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of the Option. The provisions of this
         Section 6 shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.
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May 15, 1995
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         Notwithstanding any indication to the contrary in the preceding paragraphs of this Section 6, upon the occurrence of a "Change in Control" (as hereinafter defined) of the Company, the maturity of the Option shall be accelerated automatically, so that the Option shall become exercisable in full with respect to all shares as to which the Option shall not have previously been exercised or become exercisable; provided, however, that no such acceleration shall occur with respect to this Option if Optionee ceases to provide services to the Company prior to the occurrence of such Change in Control.

                          For purposes of the Plan, a "Change in Control" of the Company shall be deemed to have occurred if:

                          (a)     the stockholders of the Company shall approve:

                                  (i)      any merger, consolidation or
                          reorganization of the Company (a "Transaction") in which the stockholders of the Company immediately prior to the Transaction would not, immediately after the Transaction, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of all votes to which all stockholders of the corporation issuing cash or securities in the Transaction (or of its ultimate parent corporation, if any) would be entitled under ordinary circumstances in the election of directors, or in which the members of the Company's Board immediately prior to the Transaction would not, immediately after the Transaction, constitute a majority of the board of directors of the corporation issuing cash or securities in the Transaction (or of its ultimate parent corporation, if any),

                                  (ii)     any sale, lease, exchange or other
                          transfer (in one transaction or a series of related transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company's assets, or
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May 15, 1995
Page 3





                                  (iii)    any plan or proposal for the
                          liquidation or dissolution of the Company;

                          (b) individuals who constitute the Company's Board as of the date of adoption of the Plan by the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this subparagraph (b), any individual who becomes a Director of the Company subsequent to the date of adoption of the Plan by the Board, and whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least a majority of the Incumbent Directors who are Directors at the time of such vote, shall be considered an Incumbent Director; or

                          (c)     any "person," as that term is defined in
                 Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange
                 Act) of such person (as well as any "Person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 20% or more of either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Company's Board ("Voting Securities"), in either such case other than as a result of acquisitions of such securities directly from the Company.

                 Notwithstanding the foregoing, a "Change in Control" of the Company shall not be deemed to have occurred for purposes of subparagraph (c) of this Section 6 solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to 20% or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any person to
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May 15, 1995
Page 4



         20% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than a result of a stock split, stock dividend or similar transaction), then a "Change in Control" of the Company shall be deemed to have occurred for purposes of subparagraph
         (c) of this Section 6.

         Except as expressly modified by this amendment, all terms and conditions of the Agreement shall remain in full force and effect.

                                   Sincerely,


                                   TOREADOR ROYALTY CORPORATION



                                   By:
                                      ------------------------------------
                                      Peter R. Vig,
                                      Chairman and Chief Executive Officer